INTERCREDITOR AGREEMENT

This Intercreditor Agreement (this “Agreement”), dated December 3, 2009, is among Credit Acceptance Corporation (“CAC”), CAC Warehouse Funding Corporation II (“Warehouse Funding II”), CAC Warehouse Funding III, LLC (“Warehouse Funding III”), Credit Acceptance Funding LLC 2008-1 (“Funding 2008-1”), Credit Acceptance Funding LLC 2009-1 (“Funding 2009-1”), Credit Acceptance Auto Loan Trust 2008-1 (the “2008-1 Trust”), Credit Acceptance Auto Loan Trust 2009-1 (the “2009-1 Trust”), Wells Fargo Securities, LLC, as deal agent and collateral agent under the Wells Fargo Warehouse Securitization Documents (“Wells Fargo Securities”), Fifth Third Bank, as agent under the Fifth Third Securitization Documents (“Fifth Third”), Wells Fargo Bank, National Association, as indenture trustee and trust collateral agent under the 2008-1 Securitization Documents (in either such capacity, the “2008-1 Trustee”, as the context requires), Wells Fargo Bank, National Association, as indenture trustee and trust collateral agent under the 2009-1 Securitization Documents (in either such capacity, the “2009-1 Trustee”, as the context requires), Comerica Bank, as agent under the CAC Credit Facility Documents (“Comerica”), and each other creditor who becomes a party hereto after the date hereof.

Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Appendix A attached hereto and made part of this Agreement.

Background

A. Pursuant to the terms of the various Dealer Agreements between CAC and the Dealers, Collections from a particular Pool are first used to pay certain collection costs, CAC’s servicing fee and to pay back the Pool’s Advance balance. After the Advance balance under such Pool has been reduced to zero, the Dealer to whom the Pool relates has a contractual right under the related Dealer Agreement to receive a portion of any further Collections with respect to the Pool (such portion of further Collections otherwise payable to the Dealer is referred to herein as “Back-end Dealer Payments”), subject to CAC’s right of offset as described in paragraph H below.

B. CAC has granted a security interest in CAC’s rights with respect to its Pools (to the extent not released) and related assets generally under the CAC Credit Facility Documents to Comerica, as collateral agent for the banks which are parties thereto.

C. CAC, Wells Fargo Securities and certain other parties entered into a transaction as set forth in the Wells Fargo Warehouse Securitization Documents (the “Wells Fargo Warehouse Securitization”) pursuant to which the security interest with respect to certain specifically identified Pools, Purchased Loans and related assets was (and during the revolving period under the Wells Fargo Warehouse Securitization Documents will be) released by Comerica, CAC contributed (and will contribute) such Pools, Purchased Loans and related assets to its wholly-owned subsidiary, Warehouse Funding II, and Warehouse Funding II granted Wells Fargo Securities, in its capacity as collateral agent, a security interest in Warehouse Funding II’s rights to such Pools, Purchased Loans and related assets (such Pools, Purchased Loans and related assets are referred to herein as the “Wells Fargo Warehouse Loans”).

D. CAC, Fifth Third and certain other parties entered into a transaction as set forth in the Fifth Third Securitization Documents (the “Fifth Third Securitization”) pursuant to which the security interest with respect to certain specifically identified Pools, Purchased Loans and related assets was (and during the revolving period under the Fifth Third Securitization Documents will be) released by Comerica, CAC contributed (and will contribute) such Pools, Purchased Loans and related assets to its wholly-owned subsidiary, Warehouse Funding III, and Warehouse Funding III granted Fifth Third, in its capacity as collateral agent, a security interest in Warehouse Funding III’s rights to such Pools, Purchased Loans and related assets (such Pools, Purchased Loans and related assets are referred to herein as the “Fifth Third Loans”).

E. CAC and the 2008-1 Trustee entered into a transaction as set forth in the 2008-1 Securitization Documents (the “2008-1 Securitization”) pursuant to which the security interest with respect to certain specifically identified Pools, Purchased Loans and related assets was (and during the revolving period under the 2008-1 Securitization Documents will be) released by Comerica, CAC sold and contributed such Pools, Purchased Loans and related assets to its wholly-owned subsidiary, Funding 2008-1, which subsequently sold such Pools, Purchased Loans and related assets to the 2008-1 Trust, a trust the depositor of which is Funding 2008-1, and the 2008-1 Trust granted the 2008-1 Trustee a security interest in its right, title and interest in and to such Pools, Purchased Loans and related assets (such Pools and related assets are referred to herein as the “2008-1 Loans”).

F. CAC and the 2009-1 Trustee are entering into a transaction as set forth in the 2009-1 Securitization Documents (the “2009-1 Securitization”) pursuant to which the security interest with respect to certain specifically identified Pools, Purchased Loans and related assets is being (and during the revolving period under the 2009-1 Securitization Documents will be) released by Comerica, CAC is (and will be) selling and contributing such Pools, Purchased Loans and related assets to its wholly-owned subsidiary, Funding 2009-1, which is subsequently selling (and will sell) such Pools, Purchased Loans and related assets to the 2009-1 Trust, a trust the depositor of which is Funding 2009-1, and the 2009-1 Trust is granting the 2009-1 Trustee a security interest in its right, title and interest in and to such Pools and related assets (such Pools, Purchased Loans and related assets are referred to herein as the “2009-1 Loans”).

G. Comerica retains a security interest in Pools, Purchased Loans and related assets which (i) have not been (and will not be) released, and a security interest encumbering such Pools, Purchased Loans and related assets has not been (and will not be) granted to Wells Fargo Securities pursuant to the Wells Fargo Warehouse Securitization, (ii) have not been (and will not be) released, and a security interest encumbering such Pools, Purchased Loans and related assets has not been (and will not be) granted to Fifth Third pursuant to the Fifth Third Securitization, (iii) have not been (and will not be) released, and a security interest encumbering such Pools, Purchased Loans and related assets has not (and will not) be granted to the 2008-1 Trustee, pursuant to the 2008-1 Securitization, and (iv) are not being (and will not be) released, and a security interest encumbering such Pools, Purchased Loans and related assets is not being granted to the 2009-1 Trustee pursuant to the 2009-1 Securitization (such unreleased Pools, Purchased Loans and related assets are referred to herein as the “Comerica Loans”).

H. The Dealer Agreements permit CAC and its assignees, under certain circumstances, to set off any Collections received with respect to any Pool of a Dealer against Advances under other Pools of that Dealer or Purchased Loans from the Dealer and such set off rights are authorized and permitted under the CAC Credit Facility Documents, the Wells Fargo Warehouse Securitization Documents, the Fifth Third Securitization Documents, the 2008-1 Securitization Documents and the 2009-1 Securitization Documents.

I. The parties hereto acknowledge that the rights of CAC or its assigns, pursuant to the Dealer Agreements, to set off Collections received with respect to a Pool, or Purchased Loans against the outstanding balance under any other Pool or Purchased Loans are not intended, and should not be permitted, to be used to prejudice the collateral position of any of the parties hereto, and therefore the exercise of such rights should be limited to Back-end Dealer Payments. Funding 2008-1 directs the Owner Trustee of the 2008-1 Trust to enter into this Agreement and Funding 2009-1 directs the Owner Trustee of the 2009-1 Trust to enter into this Agreement.

In consideration of the mutual premises and promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Agreements

1. Confirmation. Notwithstanding any statement or provision contained in the Financing Documents or otherwise to the contrary, and irrespective of the time, order or method of attachment or perfection of security interests granted pursuant to the Financing Documents, respectively, or the time or order of filing or recording of any financing statements, or other notices of security interests, liens or other interests granted pursuant to the Financing Documents, respectively, or the giving of or failure to give notice of the acquisition or expected acquisition of purchase money or other security interests, and irrespective of anything contained in any filing or agreement to which any Creditor may now or hereafter be a party and irrespective of the ordinary rules for determining priority under the Uniform Commercial Code or under any other law governing the relative priorities of secured creditors, subject, however, to the terms and conditions of this Agreement:

(a) Release by Wells Fargo Securities. Wells Fargo Securities, as the collateral agent, (i) releases any and all rights in and to any Collections with respect to the Comerica Loans, the Fifth Third Loans, the 2008-1 Loans, the 2009-1 Loans, or in any Back-end Dealer Payments; provided, that no release shall have been granted with respect to amounts collected under any Pools or Purchased Loans which are Back-end Dealer Payments that have been set off by CAC or by Comerica pursuant to the CAC Credit Facility Documents against amounts owing under the Wells Fargo Warehouse Loans and (ii) relinquishes all rights it has or may have to require CAC, individually or as servicer, any successor servicer or Warehouse Funding II to use Collections on its behalf contrary to clause (a)(i). Wells Fargo Securities, as collateral agent, agrees that the lien and security interest granted to it pursuant to the Wells Fargo Warehouse Securitization Documents does not and shall not attach to any Comerica Loans, Fifth Third Loans, 2008-1 Loans, 2009-1 Loans (or related Collections) or to any Back-end Dealer Payments and shall not assert any claim thereto.

(b) Release by Fifth Third. Fifth Third, as the collateral agent, (i) releases any and all rights in and to any Collections with respect to the Comerica Loans, the Wells Fargo Warehouse Loans, the 2008-1 Loans, the 2009-1 Loans, or in any Back-end Dealer Payments; provided, that no release shall have been granted with respect to amounts collected under any Pools or Purchased Loans which are Back-end Dealer Payments that have been set off by CAC or by Comerica pursuant to the CAC Credit Facility Documents against amounts owing under the Fifth Third Loans and (ii) relinquishes all rights it has or may have to require CAC, individually or as servicer, any successor servicer or Warehouse Funding III to use Collections on its behalf contrary to clause (b)(i). Fifth Third, as collateral agent, agrees that the lien and security interest granted to it pursuant to the Fifth Third Securitization Documents does not and shall not attach to any Comerica Loans, Wells Fargo Warehouse Loans, 2008-1 Loans, 2009-1 Loans (or related Collections) or to any Back-end Dealer Payments and shall not assert any claim thereto.

(c) Release by the 2008-1 Trustee. The 2008-1 Trustee (i) releases any and all rights in and to any Collections with respect to the Comerica Loans, the Wells Fargo Warehouse Loans, the Fifth Third Loans, the 2009-1 Loans, or in any Back-end Dealer Payments; provided, that no release shall have been granted with respect to amounts collected under any Pools or Purchased Loans which are Back-end Dealer Payments that have been set off by CAC or by Comerica pursuant to the CAC Credit Facility Documents against amounts owing under the 2008-1 Loans and (ii) relinquishes all rights it has or may have to require CAC, individually or as servicer, any successor servicer, Funding 2008-1 or the 2008-1 Trust to use Collections on its behalf contrary to clause (c)(i). The 2008-1 Trust agrees that the lien and security interest granted to the 2008-1 Trustee pursuant to the 2008-1 Securitization Documents to which it is a party does not and shall not attach to any Comerica Loans, Wells Fargo Warehouse Loans, Fifth Third Loans, 2009-1 Loans (or related Collections) or to any Back-end Dealer Payments and shall not assert any claim thereto.

(d) Release by the 2009-1 Trustee. The 2009-1 Trustee (i) releases any and all rights in and to any Collections with respect to the Comerica Loans, the Wells Fargo Warehouse Loans, the Fifth Third Loans, the 2008-1 Loans, or in any Back-end Dealer Payments; provided, that no release shall have been granted with respect to amounts collected under any Pools or Purchased Loans which are Back-end Dealer Payments that have been set off by CAC or by Comerica pursuant to the CAC Credit Facility Documents against amounts owing under the 2009-1 Loans and (ii) relinquishes all rights it has or may have to require CAC, individually or as servicer, any successor servicer, Funding 2009-1 or the 2009-1 Trust to use Collections on its behalf contrary to clause (d)(i). The 2009-1 Trust agrees that the lien and security interest granted to the 2009-1 Trustee pursuant to the 2009-1 Securitization Documents to which it is a party does not and shall not attach to any Comerica Loans, Wells Fargo Warehouse Loans, Fifth Third Loans, 2008-1 Loans (or related Collections) or to any Back-end Dealer Payments and shall not assert any claim thereto.

(e) Release by Comerica. Comerica (i) releases any and all rights in and to any Collections with respect to the Wells Fargo Warehouse Loans, the Fifth Third Loans, the 2008-1 Loans, the 2009-1 Loans, other than amounts collected under the Wells Fargo Warehouse Loans, the Fifth Third Loans, the 2008-1 Loans or the 2009-1 Loans which are owed to Dealers as Back-end Dealer Payments and which are subject to set off by CAC pursuant to the related Dealer Agreement and which have not been set off by CAC or by Comerica pursuant to the CAC Credit Facility Documents against amounts owing under the Wells Fargo Warehouse Loans, the Fifth Third Loans, the 2008-1 Loans and the 2009-1 Loans and (ii) relinquishes all rights it has or may have to require CAC, individually or as servicer, or any successor servicer to use Collections on its behalf contrary to clause (e)(i) above. Except for Back-end Dealer Payments to the extent provided in clause (e)(i) above, Comerica agrees that the lien and security interest granted to it pursuant to the CAC Credit Facility Documents does not and shall not attach to any Wells Fargo Warehouse Loans, Fifth Third Loans, the 2008-1 Loans or 2009-1 Loans and shall not assert any claim against the Wells Fargo Warehouse Loans, the Fifth Third Loans, the 2008-1 Loans or the 2009-1 Loans or Collections related thereto.

2. Covenant of the CAC Entities.

(a) Each of the CAC Entities covenants that it shall not use any right it may have under the Dealer Agreements, Purchase Agreements, whether at the direction of Comerica, Wells Fargo Securities, Fifth Third, the 2008-1 Trustee, the 2009-1 Trustee or otherwise, to set off any Collections, other than amounts which are owed to Dealers as Back-end Dealer Payments, from one Pool against amounts owed under another Pool encumbered in favor of another Creditor.

(b) Each of the CAC Entities covenants that it will require any other person or entity which hereafter acquires any security interest in the Pools, Dealer Agreements, Purchased Loans and related assets from a CAC Entity to become parties to this Agreement by executing an amendment or acknowledgment, in form and substance reasonably satisfactory to CAC and the Creditors, by which such persons or entities agree to be bound by the terms of this Agreement, and delivering such signed amendment or acknowledgement hereof to each of the CAC Entities and the Creditors; provided, however, that in the event the amount owed by the CAC Entities to any Creditor shall be reduced to zero and such Creditor shall have no obligation or agreement to make any further advances to any CAC Entity, such Creditor shall have no rights under this Section 2(b).

3. Turnover of Proceeds. The parties hereto agree that if, at any time, a Creditor (a “Receiving Creditor”) (x) receives any payment, distribution, security or the proceeds thereof to which another Creditor or Creditors shall, under the terms of Section 1 of this Agreement, be entitled and (y) the Receiving Creditor either (A) had actual knowledge, at the time of such receipt, that such payment, distribution or proceeds were wrongfully received by it or (B) another Creditor or Creditors shall have given written notice to the Receiving Creditor, prior to such receipt, of its good faith belief that such payments, distributions or proceeds are being misapplied, and such notice contains evidence reasonably satisfactory to the Receiving Creditor of such misapplication, then such Receiving Creditor shall receive and hold the same separately and in trust for the benefit of, and shall forthwith pay over and deliver the same to the relevant Creditor. For purposes of the foregoing, (i) the actual knowledge of the 2008-1 Trustee shall be determined based on the actual knowledge of the 2008-1 Trustee’s Responsible Officers (as defined in the 2008-1 Indenture), it being understood that each such Responsible Officer shall have no duty to make any inquiry regarding the propriety of any payment, distribution or proceeds and (ii) the actual knowledge of the 2009-1 Trustee shall be determined based on the actual knowledge of the 2009-1 Trustee’s Responsible Officers (as defined in the 2009-1 Indenture), it being understood that each such Responsible Officer shall have no duty to make any inquiry regarding the propriety of any payment, distribution or proceeds.

4. Further Assurances. Each Creditor and CAC Entity agrees that it shall be bound by all of the provisions of this Agreement. Without limiting any other provision hereof, each of the Creditors and CAC Entities agrees that it will promptly execute such instruments, notices or other documents as may be reasonably requested in writing by any party hereto for the purpose of confirming the provisions of this Agreement or better effectuating the intent hereof. CAC will reimburse each Creditor for all reasonable expenses incurred by such Creditor pursuant to this Section 4.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to its conflicts of laws rules. Each of the parties hereto agrees to the non-exclusive jurisdiction of any federal court located within the State of New York. Each of the parties hereto hereby waives any objection based on forum non conveniens and any objection to venue of any action instituted hereunder in any of the aforementioned courts, and consents to the granting of such legal or equitable relief as is deemed appropriate by such court.

6. Counterparts. This Agreement may be executed in two or more counterparts including facsimile transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one of the same instrument.

7. Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

8. No Proceedings. Each of the parties hereto hereby agrees that it will not institute against, or join any other person in instituting against Warehouse Funding II, Warehouse Funding III, Funding 2008-1, the 2008-1 Trust, Funding 2009-1 or the 2009-1 Trust, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law so long as there shall not have elapsed one year and one day after there are no remaining amounts owed to any of the Creditors by any of the CAC Entities pursuant to the Wells Fargo Warehouse Securitization Documents, the Fifth Third Securitization Documents, the 2008-1 Securitization Documents and the 2009-1 Securitization Documents.

9. Amendment. This Agreement and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing executed by all of the parties hereto; provided further that if the amount owed by the CAC Entities to any Creditor shall be reduced to zero and such Creditor shall have no obligation or agreement to make any further advances to any CAC Entity, this Agreement may be amended by the other parties hereto without the consent of such Creditor.

10. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns, including any successor or assignor to the 2008-1 Trustee under the 2008-1 Securitization Documents and any successor or assignor to the 2009-1 Trustee under the 2009-1 Securitization Documents.

12. Notices. Except as otherwise provided herein, all notices or demand hereunder to the parties hereto shall be sufficient if made in writing, and either: (i) sent via certified or registered mail (or the equivalent thereof), postage prepaid, (ii) delivered by messenger or overnight courier, or (iii) transmitted via facsimile with a confirmation of the receipt thereof. Notice shall be deemed to be given for purposes of this Agreement on the day of receipt. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands and other communications in writing shall be given to or made upon the respective parties hereto: (a) in the case of any of the CAC Entities, to Silver Triangle Building, 25505 West Twelve Mile Road, Southfield, Michigan 48034-8339, Attention: Douglas W. Busk, telephone: (248) 353-2700 (ext. 4432), facsimile: (866) 249-3138; (b) in the case of Wells Fargo Securities, to One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288-0610, Attention: Conduit Administration, telephone: (704) 383-9343, facsimile: (704) 383-9579; (c) in the case of Fifth Third, to 38 Fountain Square Plaza, MD 109046, Cincinnati, Ohio 45263, Attention: Brian Gardner: telephone: (513) 534-7949, facsimile: (513) 534-0319; (d) in the case of the 2008-1 Trustee, to MAC #9311-161, Sixth and Marquette Avenue, Minneapolis, Minnesota 55479 Attention: Corporate Trust Services – Asset-Backed Administration, telephone: (612) 667-8058, facsimile: (612) 667-3464; (e) in the case of the 2009-1 Trustee, to MAC #9311-161, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services — Asset-Backed Administration, phone: (612) 667-8058; fax: (612) 667-3464; and (f) in the case of Comerica, to One Detroit Center, 6th Floor, 500 Woodward Avenue, Detroit, Michigan 48226, Attention: Michael Stapleton, telephone: (313) 222-2863, facsimile: (313) 222-5636.

13. Termination. Each party’s rights and obligations under this agreement shall terminate at the time all amounts due to or owed by such party have been paid in full and such party’s applicable Financing Documents have been terminated so long as each party whose rights and obligations are subject to termination pursuant to this Section 13 (i) has no actual knowledge or written notice of payments, distributions, security or the proceeds thereof to which another Creditor or Creditors is entitled, as provided in Section 3 hereof, and (ii) has not received a written notice from Comerica under the CAC Credit Facility Documents that there is a “Default” or an “Event of Default” (as such terms are defined therein) at the time of the termination of the applicable Financing Documents.

14. Integration; Termination of Prior Agreement. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. Without limiting the generality of the foregoing, this Agreement is intended to supersede the Prior Agreement in its entirety. Each of Comerica, Wells Fargo Securities, Fifth Third, the 2008-1 Trustee, the 2009-1 Trustee and the CAC Entities that were parties to the Prior Agreement further acknowledge and agree that, as among themselves, this Agreement supersedes the Prior Agreement with respect to their rights as against each other and that this Agreement shall govern their rights against each other and the other parties hereto.

[signature page follows]

This Intercreditor Agreement has been executed and delivered by the parties hereto on December 3, 2009

Credit Acceptance Corporation

/s/ Douglas Busk
By:Douglas W. Busk
Title:Treasurer

CAC Warehouse Funding Corporation II

/s/ Douglas Busk
By:Douglas W. Busk
Title:VP – Finance and Treasurer

CAC Warehouse Funding III, LLC

/s/ Douglas Busk
By:Douglas W. Busk
Title:VP – Finance and Treasurer

Credit Acceptance Funding LLC 2008-1

/s/ Douglas Busk
By:Douglas W. Busk
Title:Treasurer

Credit Acceptance Funding LLC 2009-1

/s/ Douglas Busk
By:Douglas W. Busk
Title:Treasurer

Credit Acceptance Auto Dealer
Loan Trust 2008-1

By: U.S. Bank Trust National

Association, not in its individual
capacity but solely as Owner Trustee

/s/ Annette Morgan
By: Annette Morgan
Title: Assistant Vice President

Credit Acceptance Auto Dealer
Loan Trust 2009-1

By: U.S. Bank Trust National

Association, not in its individual
capacity but solely as Owner Trustee

/s/ Annette morgan
By: Annette Morgan
Title: Assistant Vice PresidentWells Fargo
Securities, LLC,

as Deal Agent

/s/ Chad J. Kobos
By:Chad Kobos
Title:Director

Fifth Third Bank, as agent

Trustee

/s/ Brian Gardner
By:Brian Gardner
Title:Vice President

Wells Fargo Bank, National Association, not in its

individual capacity but solely as
Trustee

/s/ Joe Nardi
By:Joe Nardi
Title:Vice PresidentComerica Bank, as

Agent

/s/ Michael P. Stapleton

By:Michael P. Stapleton
Title:Vice President

APPENDIX A
DEFINITIONS

2008-1 Indenture: The Indenture dated as of April 18, 2008 between the 2008-1 Trustee and the 2008-1 Trust, as amended from time to time.

2008-1 Securitization Documents: The Sale and Servicing Agreement dated as of April 18, 2008, among the 2008-1 Trust, Funding 2008-1, CAC, the 2008-1 Trustee, and Wells Fargo Bank, National Association, as the Backup Servicer, the 2008-1 Indenture, and the documents related thereto, as amended from time to time.

2009-1 Indenture: The Indenture dated as of December 3, 2009 between the 2009-1 Trustee and the 2009-1 Trust, as amended from time to time.

2009-1 Securitization Documents: The Sale and Servicing Agreement dated as of December 3, 2009, among the 2009-1 Trust, Funding 2009-1, CAC, the 2009-1 Trustee, and Wells Fargo Bank, National Association, as the Backup Servicer, the 2009-1 Indenture, and the documents related thereto, as amended from time to time.

Advance: Amounts advanced to a Dealer upon the acceptance of a Contract by CAC pursuant to a Dealer Agreement.

CAC Credit Facility Documents: The Fourth Amended and Restated Credit Acceptance Corporation Credit Agreement, dated as of February 7, 2006, by and among the Banks signatory thereto, Comerica and CAC, and the documents related thereto, as amended from time to time.

CAC Entities: Each of CAC, Warehouse Funding II, Warehouse Funding III, Funding 2008-1, the 2008-1 Trust, Funding 2009-1 and the 2009-1 Trust.

Collections: All money, amounts or other payments received or collected by CAC, individually or as servicer, or any successor servicer or any other CAC Entity with respect to a Contract in the form of cash, checks, wire transfers or other form of payment in accordance with the Contracts or the Dealer Agreements, including, without limitation, with respect to a Pool amounts collected under any other Pool which are Back-end Dealer Payments that have been set off by CAC or by Comerica pursuant to the CAC Credit Facility Documents, against amounts owing under such Pool.

Contract: A retail installment contract for the sale of used motor vehicles assigned outright by Dealers to CAC or a subsidiary of CAC or written by Dealers in the name of CAC or a subsidiary of CAC (and funded by CAC or such subsidiary) or assigned by Dealers to CAC or a subsidiary of CAC, as nominee for the Dealer, for administration, servicing, and collection, in each case pursuant to an applicable Dealer Agreement.

Creditor: Each of Comerica, Wells Fargo Securities, Fifth Third, the 2008-1 Trustee and the 2009-1 Trustee.

Dealer: A person engaged in the business of the retail sale or lease of new or used motor vehicles, including both businesses exclusively selling used motor vehicles and businesses principally selling new motor vehicles, but having a used vehicle department, including any such person which constitutes an affiliate of CAC.

Dealer Agreement: The sales and/or servicing agreements between CAC or its subsidiaries and a participating Dealer which sets forth the terms and conditions under which CAC or its subsidiaries (i) accepts, as nominee for such Dealer, the assignment of Contracts for purposes of administration, servicing and collection and under which CAC or its subsidiary may make Advances to such Dealers and (ii) accepts outright assignments of Contracts from Dealers or funds Contracts originated by such Dealer in the name of CAC or any of its subsidiaries, in each case as such agreements may be in effect from time to time.

Financing Documents: The CAC Credit Facility Documents, the Wells Fargo Warehouse Securitization Documents, the Fifth Third Securitization Documents, the 2008-1 Securitization Documents and the 2009-1 Securitization Documents.

Fifth Third Securitization Documents: The Loan and Security Agreement dated as of May 23, 2008 among Warehouse Funding III, CAC, Fifth Third, and Systems & Services Technologies, Inc. and the other parties from time to time party thereto, and the documents related thereto, as amended from time to time.

Pool: A grouping on the books and records of CAC or any of its subsidiaries of Advances or Contracts originated or to be originated with CAC or any of its subsidiaries by a Dealer and bearing the same pool identification number assigned by CAC’s computer system.

Prior Agreement: The Intercreditor Agreement dated May 23, 2008 among CAC, Warehouse Funding II, Warehouse Funding III, Credit Acceptance Funding LLC 2006-1, Credit Acceptance Auto Dealer Loan Trust 2006-1, Credit Acceptance Funding LLC 2006-2, Credit Acceptance Auto Dealer Loan Trust 2006-2, Credit Acceptance Funding LLC 2007-1, Credit Acceptance Auto Dealer Loan Trust 2007-1, Credit Acceptance Funding LLC 2007-2, Credit Acceptance Auto Dealer Loan Trust 2007-2, Funding 2008-1, the 2008-1 Trust, Wells Fargo Securities (formerly Wachovia Capital Markets, LLC), Fifth Third, Deutsche Bank Trust Company Americas, Wells Fargo Bank, National Association, the 2008-1 Trustee and Comerica.

Purchased Loan: A motor vehicle retail installment loan relating to the sale of a used automobile or light-duty truck originated by a Dealer, purchased by the Originator from such Dealer and evidenced by a Purchased Loan Contract.

Wells Fargo Warehouse Securitization Documents: The Third Amended and Restated Loan and Security Agreement dated as of August 24, 2009, as amended, among Warehouse Funding II, CAC, Wachovia Bank, National Association, Variable Funding Capital Company LLC, Wells Fargo Securities, Wells Fargo Bank, National Association and the other parties from time to time party thereto, and the documents related thereto, as amended from time to time.

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